FY 2012 Q1 Earnings Release Conference Call Transcript
September 22, 2011

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon everyone. Welcome to NIKE's fiscal 2012 first-quarter conference call. For those who need to reference today's press release, you will find it at www.nikebiz.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total Revenues for subsequent periods due to mix of Futures and at-once orders, exchange rate fluctuations, order cancellations, and discounts which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, NIKE Golf, Cole Haan, Converse, Hurley and Umbro, are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc. businesses that have licensed sales. Wholesale equivalent sales include both reported revenue and estimations of sales by licensees based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc., and should not be relied upon as a financial measure of actual results.

Participants may also make references to other nonpublic financial and statistical information and to non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, www.nikebiz.com.

Now, I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator. Hello everyone and thank you for joining us today to discuss NIKE's fiscal 2012 first-quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, nikebiz.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker, followed by Charlie Denson, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time, so we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks Kelley. Welcome everybody to our first call of the new fiscal year.

At our investor day in June, we outlined some exciting opportunities and goals for our brands and the Company. Reaching those goals starts with our relentless focus on creating innovative and compelling products for our consumers every day. Q1 shows how we're delivering on our commitments.

NIKE, Inc. Revenues for the first quarter were up 18% to $6.1 billion. In line with our expectations, Gross Margins were down 270 basis points to 44.3%. In spite of that, diluted earnings per share of $1.36 were up 19%. Those numbers do a great job of reinforcing that NIKE, Inc. is a growth company, and our growth is accelerating.

We all know that the economic uncertainty that we're seeing in the world today is putting pressure on consumers, around the world. Yet, in most countries, we continue to see solid growth in Footwear and Apparel sales, which tells me the growing middle class in developing markets is increasing consumption and that consumers everywhere are ready to buy when they feel good about what they get for their money.

At the same time, some countries face low or no growth, while others work to avoid overheating. Some consumers have returned to higher-end goods while others are trading down or cutting back. These conditions place a premium on companies like NIKE, Inc. with broadly diversified businesses that are not over-reliant on any one market, one price point, or one consumer demographic.

As always, our strength starts with the consumer. We connect with them in truly deep and meaningful ways. They want authentic brands, innovative products, and powerful experiences in-store, online, and out in the world. That's what we deliver, and we do it through the category offense. It's a core part of our growth strategy, and as you can see, it's gaining traction across the NIKE Brand. The better we get at running this offense, the stronger results we see.

In Running, it's how we create NIKE+, the biggest running club on the planet, along with hundreds of races around the world. In action sports, it creates the BMX park we built in East London, or the U.S. Open of Surfing at Huntington Beach.

In Football, it's Umbro and Liam Gallagher launching England's new national team home jersey. In basketball, it's marquee heroes like Kobe, LeBron, Dwyane, 'melo, Kevin Durant and Chris Paul, all inspiring hundreds of thousands of kids on the playgrounds of Shanghai and Beijing over this past summer.

We have the most innovative point of contact with consumers of anyone in our industry, and that's a huge competitive advantage. In times like these when uncertainty is the new normal, the strength of our balance sheet, the breadth of our business portfolio and the depth of our management experience, what we call the power of the portfolio, all give us the edge in delivering profitable, long-term growth in a variety of conditions.

For several quarters, we've spoken about headwinds from rising product costs for labor, materials, and freight. Although we did see benefits from our ongoing cost reduction initiatives and some price increases for fall, our Gross Margins fell in the first quarter, as expected. Expect our Gross Margins will continue to be below prior-year levels in the near term with an improving trend in the back half of the fiscal year as input costs begin to stabilize, airfreight comes down, and price increases take effect for the holiday, spring and summer seasons.

While the economic recovery continues to see traction, we're focused on optimizing the investments we've made to grow. Sixteen months ago, we outlined a five-year plan to invest $500 million to $600 million in our Direct to Consumer business. The strategy was driven more than just by top or bottom line growth, DTC exists to grow and transform the broader marketplace. You'll hear from Charlie on how our Q1 results in North America are a great illustration of our early returns on that investment.

We've built in key locations. Our burgeoning E-commerce business is up more than 30% in Q1, and our portfolio of high volume factory stores is reaching value consumers and helping to manage inventory.

We're also leveraging our experiences and operational capabilities to help our wholesale partners lift and differentiate NIKE in their stores. All of that makes us a better retailer, a better wholesaler, and a better company. I'm very pleased with this investment so far, especially as we leverage DTC across categories, brands and geographies.

And of course, we continue our relentless commitment to product innovation. In fact, the Patent Board just named NIKE the number one company on its Consumer Products List of Innovators. They based it on our commitment to research, technical ability, quantity, relevance of research, and speed of innovation. It's innovations like NIKE FREE, lunar cushioning and Pro Combat that have already delivered strong returns. But they're still in the early stages of design development and commercial potential. NIKE FREE, for example, has helped fuel the growth in Running, a category that's up double digits again this quarter, and is now spreading across other categories like Men's and Women's Training, Basketball and Sportswear.

We have the same upside in established product icons like Hurley's Phantom Board Short and the Converse Chuck Taylor franchise. In fact, I see more opportunity today than ever before to leverage our innovations across categories and brands.

I can tell you we'll be unveiling some powerful innovation leading up to the holiday season and on through the Olympics, real, tangible game-changing products and services, especially in digital. We started leveraging digital technology on the product side more than ten years ago with NIKEiD, our first customization service. From there, we introduce NIKE+, and both continue to evolve and expand across our portfolio.

Today, digital technology affects every part of our business -- product design and production, consumer experiences, commerce, and then how we connect and communicate. Digital is a huge priority for us.

Finally, we're uniquely able to leverage the passion of sport. I'm really excited about 2012. It's going to be a very big year in sports, BCS and March Madness at the college level, the European Championships and the London Olympics on the world stage, and of course the beginning of a new era in the NFL.

I've seen the early concept and design work on the NFL and it's truly amazing. I look forward to rolling out that story as we approach the 2012/'13 season. All of these moments really serve to inspire us and drive us to achieve our full potential. We'll be aggressive in leveraging the power of NIKE -- of NIKE, Inc. -- to do what we do best, and that's to innovate to serve the athlete, to grow the Company, and to inspire the world.

So thanks. Now here's Charlie to update you on the NIKE Brand.

Charlie Denson, President, NIKE Brand: Thanks Mark. Hello everybody.

When I look at Q1, I see the power of the NIKE Brand leveraging opportunity in local markets as well as in the global economy. Let's look at how that translates into results on a constant-dollar basis.

Our Revenues grew 12% and our Futures are up 13%. We grew in every geography except Western Europe, which was flat, and six of our seven key sport categories. NIKE Brand DTC was up over 20%, including over 30% growth in our online business. Comp store Revenue growth was strong at both factory and in-line locations. Pretty impressive results, and I point out that our category offense is the driving force, harnessing the power of the NIKE Brand to serve athletes. That is what we do best -- help athletes compete, train, and express themselves, and of course generate growth.

Running and Basketball are two great examples. Let's look at Running first. As you know, we grew the category 30% in fiscal year '11, and that momentum continued in Q1 with Revenue and Futures up strong double digits. Running is one of our most important innovation engines. Lunar technology, Dynamic Support, the Tempo Short and NIKE FREE all came out of the Running category.

During Q1 alone, we launched the LunarGlide 3 to expand our leadership position in dynamic support and lightweight running. Sell-through has been very strong. NIKE+ added a new smartphone app and grew membership 50% to reach 5 million runners. We connected with over 30,000 runners in key cities across China during our Lunar Run events.

Running as a tremendous global opportunity for the NIKE Brand. It's a bedrock category, a strong driver of our Women's business, and a highly accessible and relevant sport, whether you're a cross-country athlete in Pennsylvania, a fitness runner in Shanghai, or a trail runner in Germany. It's also a great example of what we call "amplify sport". Amplify sport is a leverage model. We take the technology, design and brand energy we create on the performance side of the business and use that to drive growth on the sportswear side. In this case, we've taken it a step further and created a performance aesthetic in running that is embraced by runners and non-runners alike. NIKE is the brand of choice.

We're able to amplify sport from inside every category, creating crossover opportunities throughout the brand. It's a very powerful and very consumer-centric strategy.

We see the same energy in basketball. It's always been a strong business for NIKE, but 18 months ago, we saw the start of a new era, so we decided to add a little fuel to the fire. We doubled our innovation agenda in products, led with the Kobe and LeBron franchises, and with lighter, better-fitting, more relevant silhouettes in Apparel. We leveraged the synergies of our three brands, NIKE Basketball, Converse and Brand Jordan. We brought those brands together to celebrate the global game at the World Basketball Festival last summer in New York. We took the game and its heroes on the road to China this past summer. We commercialized all of it in the premier retail destinations for that consumer, our NIKE stores and our House of Hoops locations with Footlocker.

It's another great example of our complete offense up against the basketball consumer. Nobody is benefiting more, both in developed and developing markets.

During Q1, our Basketball business in the US and around the world delivered high single-digit growth and the business continues to accelerate with double-digit Futures growth. Will that energy continue if the NBA lockout continues? I believe it will. Basketball never stops. It's truly becoming a global game. Between international leagues, national team play, the upcoming Olympics, the college game here in the US, we see Basketball continuing to grow.

I'd like to call out two more areas, Apparel and our Women's business, where we're building some serious momentum. The way we're growing NIKE Pro is really a snapshot of our larger strategy in Apparel. That's a relentless focus on performance. In the US, NIKE Pro continues to be the leading base layer brand for women and over the last month, we've continued to close the gap in Men's. Innovation is where the real potential is for a Apparel in our industry, and we own that space.

We've increased our investment significantly in Apparel R&D over the last two years, and that investment is paying off. In Q1, performance Apparel was up double digits and it's the main driver for our growth inside our sports categories. At the same time, it's a powerful influence in making Sportswear more premium and differentiated in this competitive environment.

In our Women's business, we see significant opportunities in both Footwear and Apparel. NIKE FREE continues to provide authentic training benefits, and our tops, bras and bottoms businesses are driving tremendous sell-through at retail. We saw double-digit growth in Footwear and Apparel, and increased revenue in every geography. Globally, Women's Training is up strong double digits with a particularly strong Q1 in North America.

The female consumer is highly active and focused on performance. We see tremendous upside in combining Women's Training, Running, and Sportswear, both Footwear and Apparel, to create that amplified sport dynamic in the Women's business. That insight and the ability to execute on it is unique in the women's marketplace.

As we said, digital plays a huge role. The NIKE Training app has been downloaded 7.5 million times. It's the number one health and fitness app in 50 countries, so tremendous energy on all fronts in our Women's business.

I'd like to touch on our DTC results real quick. Lots of energy in some of our new formats, online and with our factory stores. As you know, the strategy for DTC focuses on transforming the marketplace. As Mark said, this has been a very powerful investment for us. We're elevating the consumer experience across our portfolio of stores in multi-category brand stores, single-category stores, online and in our factory format. It's a very effective way to showcase our brand and give consumers more knowledge, more excitement, and of course more reasons to buy NIKE. That creates more capacity in the marketplace.

But DTC is just part of our strategy to transform the marketplace. NIKE-only concepts like Dick's Field House, the Finish Line's Track Club in House of Hoops with Footlocker are rewarding consumers with authentic and compelling buying experiences. When we look at the success of House of Hoops and its expansion into Europe, it's easy to see how these concepts can be scaled and exported around the world.

As you would expect, we're thrilled with the growth of our business and continued strong demand from consumers and customers. That demand is driving our growth and our profitability. That strong demand, coupled with the higher product costs Mark mentioned, inventory levels relative to sales are returning to where they were prior to the downturn in calendar 2008.

That said, we have excellent visibility into our supply chain from the factory floor to sell-through for our largest retailers. We're making well-informed decisions about how we manage inventory positions to drive profitable growth.

Over the long term, we'll continue to manage inventory to the most efficient levels in support of our multiple growth strategies. I am confident we have the brand strength, the supply-chain flexibility, and the marketplace mechanisms in place to keep inventory levels in line with revenue growth over time.

As I look around the world, I see a wealth of opportunities in developed and developing markets. In greater China, our business posted solid growth of 9% in Q1. Running delivered strong double-digit growth and Footwear is especially strong, up 21% for the quarter in this performance market.

On the Apparel side, we're moving to drive more performance design into the sport and sportswear categories. That's the amplified sport strategy in action. A performance-centric assortment is more relevant to the consumer and it's a more effective way to leverage our selling price in-store -- selling space in-store. As a result, we've taken actions in Q1 to begin repositioning the marketplace, which is reflected in the Q1 Revenue results for Apparel, which were down 8% for the quarter. We expect the slowing impact of this repositioning to be temporary on the China Apparel business and remain very confident in our ability to drive growth over the long term. We're the clear leader in authenticity and relevance in China and will continue to invest in creating separation for the NIKE Brand in this key market.

In Western Europe, we see ongoing pressure from the most challenging regional economy in the world right now. In Q1, Revenues were flat as we faced challenging comparisons to the World Cup last year, and some negative impact of product shipment timing. But with that said, we can do a better job here, and we will.

What we do have are the Euro Champs and the London Olympics on the horizon, two of the biggest events in sports coming in 2012. With this region's incredible passion for sports and performance, you can be sure we'll take advantage of 2012 to celebrate our athletes and showcase the next generation of NIKE innovation. Lots more to come on that front.

Finally, our business in North America continues to outperform the market and the industry. North America Revenues grew 15%, a fantastic performance. There are many factors at work here -- our innovative product, the strength of our DTC business which posted 23% growth for North America in Q1, and our continued momentum in Running, Basketball, and Men's and Women's Training. In fact, Footwear Apparel in every category were up in Q1. Now that's what I call the definition of a complete offense.

As we've mentioned before, North America is the farthest along in implementing that full category offense we speak about, including transforming the marketplace. This focus, along with improved execution, is driving our growth by developing compelling, consumer experiences that truly showcase the innovative products of the NIKE Brand. We are starting to see the creation of a bigger and more compelling marketplace. That type of growth in a developed market like North America is a real testament to our growth strategy, our execution, and our partnerships. We're going to leverage that momentum.

Don is going to cover the results of the balance of the geographies in a moment.

So with Q1 in the books, I feel very good about the strength and performance of the NIKE Brand. Our strategy of investing in key products, categories and markets that drive the most growth continues to pay off. We're elevating the level and consistency of NIKE wherever consumers find it. We continue to expand the marketplace, gain share, and create separation.

With that, here's Don to take you through some of the financials.

Don Blair, VP & Chief Financial Officer: Thanks Charlie.

On today's call, I want to focus on three key themes that are driving our financial results and outlook -- first, that our category offense is driving sustainable, profitable growth; second, that the strength of our portfolio positions us to outperform in a volatile environment; and third, that we remain focused on delivering long-term shareholder value. So let me expand on each of those themes.

The first theme is driving sustainable, profitable growth with our category offense. The strength of our Q1 Revenues and Futures demonstrates that our category offense is powering growth even against the backdrop of weak global economies. Since inception, the category offense has enabled us to connect our Brands more deeply with consumers and deliver more innovative, differentiated products.

In recent quarters, we've also gained momentum along a third dimension, transforming the retail marketplace. In our Direct to Consumer operations and with our wholesale partners, we're delivering compelling category experiences in-store and online. The combination of category focused brand, product and retail experiences is driving extraordinary growth, even in an uncertain environment.

The second theme is the power of the portfolio that Mark spoke to earlier. The scale and diversification of NIKE, Inc. gives us confidence that we can deliver on our financial goals even in the face of ongoing market volatility. In this environment, companies need to operate efficiently and manage risk. They also need to invest to drive growth. The power of the NIKE portfolio lets us do both. Macro-economic uncertainty is the new normal, and companies like NIKE with financial strength, diversified businesses, and experience managing a global business under a variety of conditions will have the edge.

The third theme is our ongoing focus on creating long-term shareholder value. Investments we've made over time in product innovation, brand building and marketplace transformation are the engines that delivered outstanding performance in Q1. Those results illustrate our ability to simultaneously deliver topline growth, bottom-line profitability, and strong returns on invested capital. Going forward, we'll continue to invest in our business to drive long-term growth, deliver near-term profitability and take steps to manage risk.

With that context, let me now turn to our Q1 results. Reported Revenue for NIKE, Inc. increased 18%, up 11% on a currency neutral basis. Constant currency Revenues were higher than we had expected due to strength around the world, particularly in North America. The impact of currency was also higher than in last quarter's guidance due largely to the strength of the yen and emerging market currencies.

NIKE Brand Revenue grew 12% on a constant currency basis with growth in all geographies except Western Europe, which was flat. Currency neutral Revenues for our other businesses grew 8%, driven by double-digit growth at Converse.

NIKE Brand Futures orders scheduled for delivery from September through January increased 16%, up 13% on a currency neutral basis. The majority of our categories grew at a double-digit rate.

In line with expectations we gave in June, Gross Margin for Q1 was down 270 basis points, due primarily to higher product costs and increased off-price sales at lower margins. These negative effects were partially offset by strong growth in our Direct to Consumer business, modest price increases, and the benefit of our ongoing product cost reduction initiatives.

First-quarter pretax income grew 13%, and strong Revenue growth and SG&A leverage more than offset the decline in Gross Margin. In addition, the weaker dollar added about 4 percentage points to our pretax income growth.

Diluted earnings per share grew 19% to $1.36 as the lower tax rate and share count further accelerated growth on a per share basis. As I noted earlier, our goal is to create shareholder value by delivering profitable growth in a capital efficient way. Our return on invested capital for the last four quarters was 22.6%, up 1.9 points versus the previous four-quarter period.

Inventories at quarter end were 41% above last year's unusually low levels, due in part to changes in currency exchange rates and higher product costs. Unit inventories for the NIKE Brand increased 34% driven primarily by higher Futures orders, more timely factory deliveries, and prebuilds for long leadtime products such as outerwear and NIKE Pro.

Overall, we're comfortable with our inventory. It's concentrated in geographies and categories where demand remains strong, and the proportion of closeouts is in line with historic levels. As Charlie indicated, we have great visibility into our supply chain and a global network of factory stores that provide an effective and profitable mechanism for clearing excess product.

That said, we're very focused on marketplace risk and will manage inventory levels carefully to maintain our profitability and brand strength. At this point, we believe unit inventory levels will peak in the second quarter and then be essentially flat over the balance of the fiscal year. However, when compared to unusually low levels of inventory last year, we expect the rate of inventory growth will be above revenue growth until at least the fourth quarter of this fiscal year.

Free cash flow from operations for Q1 was a $58 million use of cash driven largely by the investment in inventory. As our inventory balance stabilizes, we expect to generate more normal levels of free cash flow from operations in the second half of the fiscal year.

So now let's take a look at our performance by segment. As Charlie told you in some depth, North America delivered remarkable top- and bottom-line performance in Q1. On a currency-neutral basis, both Q1 Revenues and Futures increased 15%, reflecting broad-based growth across categories, product types and channels.

Our Direct to Consumer operations were particularly strong as improved store productivity drove a 17% increase in comp store sales.

EBIT for North America grew 21% as robust Revenue growth and SG&A leverage were partially offset by lower Gross Margins.

In Western Europe, Q1 Revenue was flat on a currency-neutral basis due in part to tough year-over-year comparisons to last year's World Cup and adverse shipment timing. On a reported basis, Revenues for Western Europe were up 14%, but EBIT fell 21%, driven by lower Gross Margins and higher SG&A. We continue to see tremendous long-term growth opportunities in Western Europe, and we're focused on executing strategies to realize that potential.

In Central and Eastern Europe, Q1 Revenue grew 14% and Futures grew 17%, all on a currency-neutral basis and driven by strong double-digit growth in Russia and Turkey. From a category perspective, all key categories grew, led by double-digit growth in Running and Football. Reported Revenues for CEE grew 24%, but EBIT was flat as Revenue growth and SG&A leverage were offset by lower Gross Margins.

In greater China, first-quarter Revenues increased 9% on a currency-neutral basis driven by 21% growth in our Footwear business, partially offset by lower Apparel Revenues. Currency-neutral Futures increased 22%, including double-digit growth in both Footwear and Apparel. EBIT for greater China increased 4% as higher Revenues were partially offset by lower Gross Margins and continued investments in brand building and infrastructure.

In Japan, Q1 Revenues advanced 17% and EBIT grew 26%, driven by the revenue increase, SG&A leverage and the strength of the yen. While we're a long way from realizing the potential of the Japanese market, we're encouraged by signs of recovery. On a currency-neutral basis, Q1 Revenues grew 5%, driven by strong growth in performance categories such as Running, Football and Women's Training. Although currency-neutral Futures fell 10%, orders grew for the first month of the spring season, and we expect to see lower cancellations versus the prior year.

Our emerging markets geography continues to deliver strong growth with first-quarter revenues up 24% on a currency-neutral basis. Every category and territory posted higher Revenues with Argentina, Mexico and Korea driving the largest share of the growth. Currency-neutral Futures grew 21% with all categories except Action Sports up double digits. EBIT for the emerging markets increased 53%, driven by revenue growth, SG&A leverage, and favorable foreign exchange, which more than offset lower Gross Margins.

Finally, first-quarter Revenue for our Other businesses increased 8% on a currency-neutral basis and 10% as reported. The increase was driven by double-digit growth at Converse and NIKE Golf, and single-digit growth at Cole Haan. Sales declined at Hurley and Umbro, the latter reflecting comparisons to World Cup sales last year. EBIT for the Other businesses decreased 21% as product input cost increases eroded Gross Margins and SG&A deleveraged.

So looking ahead to the remainder of the fiscal year, we expect mid to high teens reported revenue growth for Q2, generally in line with our reported revenue -- sorry, with our reported Futures growth. For the full fiscal year, we now expect reported revenue growth in the low to mid teens, reflecting the continued strength of our underlying business and the impact of our planned price increases in the second half of the year.

For Gross Margin, we expect the cost headwinds that drove our Q1 results will continue to have a meaningful impact on the second quarter with a somewhat greater offset from increased prices. As a result, we expect Q2 Gross Margin will be down approximately 200 basis points versus last year. For the full year, we continue to expect Gross Margin will be down at least 100 basis points with improving Gross Margin trends in the second half as higher prices take effect.

We continue to expect modest SG&A leverage for both Q2 and the full year. For Q2, we expect SG&A growth in the mid teens as we invest in demand creation spending ahead of the holiday season. For the full year, we expect more modest leverage with SG&A growth in the low to mid teens with spending weighted toward the second half of the year in support of the European Football Championships and the London Olympics.

We expect the effective tax rate for the full year to be about 24.5%, reflecting ongoing benefits from our international operations.

In the new normal of global economic volatility, balance is critical, the balance of delivering current performance and investing for the future, the balance of aggressively seeking opportunities for growth while managing risk, and the balance of being both strong and nimble. We are confident we have the capability to strike a balance that delivers sustainable profitable growth and creates value for our shareholders.

Now we're ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Kate McShane, Citigroup.

<Q – Kate McShane>: Hi. I was wondering if you could give a little bit more detail around the initiatives you're taking with your Apparel business in China and why it's being done now and when we can expect the declines in Apparel to subside.

<A – Charlie Denson>: This is Charlie. As we said in our prepared remarks, I think we feel pretty good about what we're trying to do and the results are maybe a little bit expected and some unexpected. But we're moving quickly to align the Apparel business with what we call the amplified sports strategy and we feel pretty good about where we're headed and when we're going to get there.

I think I'll just point to the Apparel Futures for China as we look forward in repositioning. We feel pretty good with up strong double-digit growth in Apparel. So still some work to be done, but we definitely feel like we're on the right path and very comfortable with the strength of the overall business in China. As you can see, the Footwear business continues to be extremely strong and our brand strength continues to position ourselves for long-term success.

<Q – Kate McShane>:  Great, thank you. My second question is on capacity. You had previously stated that you thought capacity would reach a favorable tipping point in the second half of this fiscal year. I wondered if you could update us on that comment.

<A – Charlie Denson>: Are you talking specifically about Footwear and worldwide?

<Q – Kate McShane>:  Yes.

<A – Charlie Denson>: Yes. We feel very good about the progress that we're making as our supply chain continues to catch up with demand, especially in some of the hotter product types like the Lunar platform, as well as NIKE FREE. I think you'll start to see some of that starting to ease in the second half.

Specifically, holiday is better than fall, and we expect spring to be better than holiday and summer better than spring. So it's getting sequentially better by season.

<Q – Kate McShane>:  Okay, thank you.

Operator: Robert Drbul, Barclays Capital.

<Q – Robert Drbul>:  Hi, good evening. I guess the first question that I have is a lot of focus these days on Europe. I was just wondering if you could sort of elaborate a little bit more, Southern Europe and what you're seeing in Italy or Spain or any more just in terms of that market, elaborate a little bit more versus what you've done already.

<A – Charlie Denson>:  Yes, this is Charlie. I think -- as we talked about in the prepared remarks, the bad part is obviously it's a tougher economic situation. We hurt ourselves a little bit this past quarter with some of our deliveries, and we are obviously anniversarying the World Cup.

The good news is our DTC division reported very strong growth, and we're very happy to hear and see that. We feel really good about our business in Germany and France; they had good quarters. France, obviously the launch of the national team is the start of a very long and prosperous relationship there. We feel very good about our performance in Germany.

Challenging in southern Europe, unemployment figures, economic woes. I think consumer confidence permeates that region. The UK marketplace continues to be a bit of a challenge. Running is one of our strong suits, as is performance Apparel, so we feel very good about that.

I think some of the things we can get better on, and I referred to that in my comments, is just our overall execution, on-time deliveries and making -- and doing a better job there. The development of the category offense specifically in Football is a focal point for us, and we feel good about our direction there. Like I said, we're really looking forward to this with the Olympics and the Euro Champs both happening within literally 60 days of each other. We have an amazing pipeline of innovation that we're looking forward to, and I'm still pretty bullish on Europe long-term. We've got some work to do, but I'm very bullish long-term.

<Q – Robert Drbul>:  Thanks. My second question is, Don, on the inventory levels, when you look at the dollar number of where NIKE is today, I guess when you look at the industry, you appear to be very comfortable with where you are with this dollar increase, and you give us a little more on what to expect. But when you look closely at the industry in terms of the supply/demand piece of across the board locally, how comfortable are you with where retail inventories are planned and where the competitive set is today versus where the NIKE dollars are today?

<A – Don Blair>: I'm going to let Charlie answer that with respect to what he's seeing out in the commercial marketplace and I'll come on a little bit after.

<A – Charlie Denson>: So, I think your question is a good one and something that we pay a lot of attention to. One of the things that we've talked about a lot is the only thing we really control is our own destination, our own future. That's one we feel very comfortable with. Our closeout business continues to be very much in line with growth. Then if you look at the overall numbers in units versus value right now, the value is much higher than the units, some of it because of the success we're having at the premium end of the business, and some of it is around some of the Apparel figures which relies -- or reverts back to a much higher commitment to the outerwear business, which is a higher price point business this fall that we're actually looking very much forward to. I think when you look at the overall industry, it certainly -- as the numbers have been released over the last couple of weeks and months, it's certainly something that's on our radar screen and we're very, very sensitive to and we're watching it very, very closely.

<A – Don Blair>: So just putting some numerical lines under that, the data we're looking at in terms of key customers and so on says that their inventory of our products is very clean. I think, at this point, we've got very differentiated product in the marketplace. The brand is very strong. As Charlie mentioned in his prepared remarks, we have great visibility into the supply chain and our outlet store network has never been more productive as a vehicle for managing the marketplace. So in terms of the tools we have, the visibility we have and just the overall level of confidence in the product and the brand, we feel like we're in really good shape.

<Q – Robert Drbul>:  Great. Thank you very much.

Operator:  Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>: Thanks. Hey guys. I was wondering if you could elaborate a little bit. You talked about the success that you're seeing in North America, particularly I think on some of the retail presentation initiatives and that market being ahead of where you are in Europe and in Asia. Can you talk about some of the things that you can do or are thinking about in Europe and Asia when it comes to affecting retail presentation and when we should think about those changes starting to roll in?

<A – Charlie Denson>: This is Charlie. I think -- well, in Europe, you're starting to see some of the new brand presentation stores roll out. We've got a new running store in London that we're extremely excited about down in the Soho area. So you're starting to see a couple of those executions in Europe.

As far as China goes, Mark just mentioned to me also the House of Hoops program, which we're rolling out in Europe, has seen -- actually we were bullish going in, and it's outperformed our expectations.

I'll move back over to Asia now. I think what you're seeing in Asia, we've got the new store in Hong Kong -- I mean in Tokyo, a good store. It's still a challenging marketplace that we're dealing with there. I think, again, we remain bullish long-term, but it's got some short-term issues coming off of the disasters that we saw there last spring.

Then when you look at China, the biggest opportunity there is continuing to define the most productive size of the space and what it represents. We're working with the China team and some of our major customers there to better define our productivity levels and to continue to maintain our ability to grow the brand and the business in China. So you will start to see more and more of it in Europe over the next 6 to 12 months, and China will be an evolution of the space that we currently really work together with our partners to control in the mono-brand environment.

<Q – Michelle Tan>:  Great, thanks. Then I was wondering if you guys could also dig a little bit more into some of the regional profitability differences with the US seeing such strong leverage, emerging markets seeing such strong leverage and then still some pressure in Europe and in China from a profit perspective this quarter. What are the difference in the investments you're making by region that are creating those differences?

<A – Don Blair>: It's not always something you can read on a quarter-by-quarter basis. For example, as you were referencing, both Western Europe and Central and Eastern Europe were under some pressure from a profitability standpoint this quarter, but some of that relates to currency that, if you recall, we're on about a one-year lag on currency. So a lot of that product is coming through in euros, and so as the euro changed over time, those markets were under some pressure.

If you go to China, we made decisions to continue to make investments in China. As you know, as Charlie just said, we had a little bit of a temporary slowdown in revenue for this quarter, but in the long run, we're very confident in the growth in that market. So these are really more quarter-to-quarter noise I would say as opposed to really long-term changes in probability. All of the markets that you mentioned, for example China and North America, very, very profitable on an absolute basis.

<A – Charlie Denson>: I'll jump in here just to take the opportunity to kind of trumpet the execution versus the investment. I think obviously our investments are made against our biggest growth opportunities, but I would go back to that category offense and our ability to execute at a very high level right now in North America. Even though I don't think we're at maximum capacity or efficiency, I think we're really starting to find our stride and I think that's -- I think the upside is to continue to see that develop in some of the other geographies.

<Q – Michelle Tan>:  That's great. Very helpful. Thanks guys.

Operator:  Eric Tracy, FBR & Co.

<Q – Eric Tracy>:  Good evening. Thanks for taking my questions. So yes, I guess, Mark or Charlie, if you could maybe talk about the planned price increases coming through, obviously a bit here in holiday but more broad in spring of '12. Relative to since the last time we got together, macro is seemingly deteriorating a bit here, particularly in developed US and Europe. Just against that backdrop, how you think about the price increases, are you shifting any of that maybe more towards the developing regions?

<A – Mark Parker>:  I would say that we're confident in our position on pricing, not cavalier but confident. We have, as Don pointed out very well, our brand strength, the strength of our product that's in the pipeline coming for spring when we're going to see the bulk of those price increases take effect. We really feel like we're in a great position to cover those price increases really better than anybody else in the industry. So I'm not overly concerned, but we are keeping a close eye on that, as we are with the rest of the industry. But I think we're in the best position to really take on those price increases at this point in time.

<A – Charlie Denson>: Yes, I would just add, from a NIKE perspective, because we're seeing that type of price increase across the entire portfolio, but from a NIKE perspective, as we've gone into spring bookings, we have not seen any big price resistance at all as we've moved into the selling period. So, we're still feeling pretty comfortable and confident that we have the price-value relationship in the product itself, in the innovation that we're bringing to the market, that so far certainly in the buying process we're not seeing any material impact.

<Q – Eric Tracy>:  Fair enough. Maybe just to follow on the G&A sort of cadence as we think about the year, obviously it starts to pick up in the Feb. and May quarters ahead of the London Olympics from a demand creation standpoint. But with those higher price increases coming through a higher top line, is there a potential that you're able to flex the model, get a little bit more leverage on that relative to perhaps these platforms in the past, or just how we should think about the G&A build as we move through the year?

<A – Charlie Denson>: I think we gave pretty specific guidance on growth rates and we use the term "modest leverage". At this point, as you put your finger on it, we have strategies that are really resonating in the marketplace. We feel terrific about the momentum in our business. At this point, we think that's a great investment to make to continue to drive the growth. So we do believe we're going to get some leverage, we've talked about that, but at this stage, we think we've got the balance right.

<Q – Eric Tracy>:  Fair enough. Thank you guys.

Operator: Jim Duffy, Stifel Nicolaus.

<Q – Jim Duffy>:  Thank you. Hello everyone. Charlie, a question for you. With the NBA strike, there's a lot of concerns in the investment community about the basketball business. What are some of the opportunities you see to keep some of the marquee-sponsored athletes visible to the consumer base, particularly in the US?

<A – Charlie Denson>: Yes, well, we're working those guys pretty good right now. As Mark mentioned, I think we had our biggest contingent I guess in China this summer as we've ever had. The excitement and the fuel that it's bringing to the brand is something we're continuing to leverage well.

As we speak, I think Kobe is headed back out again next week. He's going to spend some time in Europe. We still have plans right now to be confirmed, but I think LeBron may go back out and spend some more time in Europe as we start to prepare that marketplace for the Olympic event this summer, so we're pretty excited about that.

Then the college game isn't going away, by the way, either. What's going on in the NCAA right now with all the talk on conference realignment and what its impact is, I think the NCAA tournament this year could be as good as ever and we're very excited about that. So between NCAA, the buildup globally to the Olympics around the international team play, and then I think the anticipation of hopefully that the NBA does work out and get a season in, we still think basketball -- we're very, very bullish on basketball, as you would expect.

<Q – Jim Duffy>:  Okay. Recognizing you'll need to use some discretion in how you respond to this, are the contracts with those athletes written as such that, if they don't play or don't remain active, you're not obliged to pay them?

<A – Charlie Denson>:  Well, you're right. I'm going to exercise that discretion and probably leave that question unanswered at this point in time.

<Q – Jim Duffy>:  Then if I could sneak another quick one in. Don, can you offer some direction on the other income expense line?

<A – Don Blair>:  That one is, as we've talked about many times before, very, very hard to forecast. It basically is exchange-rate driven. I would say it's something that will be broadly consistent with what you've seen over the last quarter or so. But there's always going to be some volatility in there related to small points in the business.

<Q – Jim Duffy>:  Understood. Thanks very much. Nice quarter.

Operator:  Chris Svezia, Susquehanna.

<Q – Chris Svezia >: Good afternoon everyone. My first question is just, Charlie, going back to a comment you made earlier, when you talked about spring bookings and how you had not seen any resistance to price increases, I was wondering if you talked a little bit about anything as it pertains to units, either by geography or category. Within the actual backlog number you put up of 13% currency neutral, within that number, can you break out between price and unit as it stands today?

<A – Charlie Denson>: Well, the prices do kick in a little bit in fall, a little bit more in holiday, and then a little more substantial for spring. Right now, we are seeing in our Futures a low to mid single-digit growth in average selling price on both the Footwear and Apparel side. If you look at our numbers for the Q1 we just reported in revenue, it was up marginally. So as you would expect, the math is showing that there is an increasing level of expansion in average selling price.

<Q – Chris Svezia >: Okay. Then on the -- just going back to basketball for one second, when you guys think about the Jordan Brand domestically and the launch schedule, any thoughts at all to how that might change whether the NBA is playing or not, or is that completely independent of itself? Just any thoughts about how you're thinking about basketball launches going through fall and into holiday domestically.

<A – Charlie Denson>: We're actually, we're preparing several different scenarios depending on how it all plays out. So you may see some of the NBA players' signature models maybe show up on some college teams where maybe you wouldn't have seen that if we were launching with the player himself. But other than that, no material changes in the strategy with regards to the new product. It's actually -- I think I'm not sure if you've seen any of it, but it's great stuff. We can't wait to get it into the marketplace. So, we'll find the best vehicle that exists, depending on how this whole thing plays itself out.

<A – Don Blair>:  We have a fair amount of flexibility. We're big but we're flexible. You'll see a few surprises.

<Q – Chris Svezia>: Okay, good to hear. Best of luck. Thanks.

<A – Kelley Hall>:  We have time for one more question.

Operator: Mitch Kummetz, Robert W. Baird.

<Q – Mitch Kummetz, >: Thank you. I may have to ask a few questions then. I just want to follow up on basketball because I'm curious. When you look at your Futures orders, Charlie, I think you said they're up double digits in basketball at the end of the first quarter. But I'm curious how that might break out by geography. I don't know if you can give us any help there, because it doesn't sound like your customers are backing away from the category. I'm guessing it's just more a global game today than it was for you guys back in '99 during the last lockout. I'm wondering if you're seeing maybe some pull-back from customers in North America but that's being offset by continued momentum in let's say China or Europe or Latin America.

<A – Charlie Denson>: Yes, no, the North American consumer is definitely not backing off at all. In fact, they're actually amping up. So obviously it's the biggest piece of the business, so it drives a good chunk of the number itself. But China is continuing to do very well. What we're actually probably the most excited about, albeit very small at this point, is the increasing level of interest around basketball in Europe. I think I mentioned in the prepared remarks or one of the earlier questions, it continues to out-index most of the stores that we're putting in. The success of the House of Hoops program with Footlocker continues to be very exciting. I think we're looking at a couple of new locations in Central and Eastern Europe, which I think Kobe may even have an opportunity to show up in the next couple of weeks.

<Q – Mitch Kummetz, >: That's very helpful. I appreciate that. Then on the Futures in general, you guys have referenced spring orders I think a couple of times on this call. I'm just kind of wondering how the spring order portion of the Futures looks compared to the balance. Maybe you could talk about the Futures sort of first-half versus second half of the window, what side of that is stronger?

<A – Charlie Denson>: They are slightly stronger in the first half of the window, but we've only got one month of spring in at this point in time. It's at the very tail end of the Futures window. So that's not necessarily going to give you the complete picture on spring.

<Q – Mitch Kummetz, >: Then the last question, Don, on the margins, you mentioned some markdowns on the first quarter that was a bit of a drag on gross margin. Could you tell us how much of a drag that was and if there's any expectation that markdowns are going to be a drag on gross margin in Q2?

<A – Charlie Denson>: No. When you say markdowns were a drag, that's not -- basically last year we had very low levels of closeout, and we saw a return to a little bit more normalized level of closeouts. I wouldn't characterize it as a drag. I think that what we're seeing now in a lot of parts of the business is just a little bit more of a normalization as the growth returns.

<Q – Mitch Kummetz, >: That makes sense. All right, that's helpful. Thanks a lot. Good luck.

<A – Don Blair>: Before we go to the next question, I just wanted to clarify the answer I gave to Jim Duffy on other income and expense. I said we expected the future on other income and expense to be roughly about the average of the last couple of quarters. I just wanted to make sure that people heard it that way. The last three quarters, we've had the number, some up some down. It's basically plus or minus around zero. So the point I'm trying to make here is it's not a big driver of the income and it's plus or minus around zero. So I just wanted to clarify that answer.

<A – Kelley Hall>:  Great. I think that's it. Thank you everybody, and we'll talk to you next quarter.

Operator:  Ladies and gentlemen, this does conclude today's conference call. Thank you all for participating. You may now disconnect.